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                                                                       EXHIBIT 1

               BESTFOODS REJECTS UNSOLICITED UNILEVER PROPOSAL

     Englewood Cliffs, NJ, May 2, 2000 -- In response to inquiries, Bestfoods (NYSE:BFO) today confirmed that its Board of Directors, with the advice of independent financial and legal counsel, has reviewed an unsolicited proposal from Unilever to acquire, under certain conditions, all of the outstanding shares of Bestfoods at $66 per share in cash.
     Bestfoods stated that its Board unanimously determined that the Unilever proposal was financially inadequate and not in the best interests of Bestfoods, its shareholders and other constituencies, given Bestfoods' successful business strategies and growth prospects.
     Accordingly, upon the Board's determination, the following letter was immediately sent from C.R. Shoemate, Chairman and Chief Executive Officer of Bestfoods, to Niall FitzGerald and Antony Burgmans, Chairmen of Unilever.

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                                                  May 2, 2000

Mr. Antony Burgmans
Mr. Niall FitzGerald
Unilever
Unilever House
Blackfriars, London

Gentlemen:

As you should be aware, Bestfoods publicly has stated that its vision is to be the best international food company in the world. We believe that our record of financial performance and business success supports this vision. We are confident that we are well positioned globally for outstanding long-term growth.

We view your interest in acquiring Bestfoods as validation of Bestfoods' global strategy in the consumer foods industry. When you disclosed this interest to us on April 20, 2000, through an unsolicited written proposal stating your desire to purchase all outstanding shares of Bestfoods common stock, par value $0.25 per share, at $61 to $64 cash per share, we subsequently informed you that our management would study the proposal and would submit it to the Bestfoods Board of Directors for its review at a special Board meeting on May 2. We also informed you that no preclusive action would be taken by the Bestfoods Board prior to considering your letter. No such action was taken by the Board.

On May 1, 2000, unsolicited, you increased your proposal, subject to certain conditions, to $66 per share.
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After careful consideration of Unilever's latest proposal, including consultation with independent financial and legal advisors, the Bestfoods Board of Directors has determined that Unilever's proposal of $66 per share is financially inadequate; the proposal is not in the best interests of Bestfoods, its shareholders, and other constituents; and it is not opportune to consider a sale of the company. Indeed, the Board affirmed that Bestfoods should continue to focus on the accomplishment of its proven business strategies and determined that there is no reason to explore your proposal further. Therefore, the Board unanimously has determined to reject the Unilever proposal.

As Bestfoods' results demonstrate, and as we reported at our recent April 27, 2000, Annual Meeting of Shareholders, Bestfoods' business strategy is working. As a 100% consumer foods company -- which we have been for just over two years -- we have a higher growth momentum than ever before. Bestfoods is outperforming the food industry peer group. Our financial flexibility, operating strengths, and size mean that we will be able to move to capitalize on numerous attractive growth opportunities, often unavailable to others in our industry.

In summary, it is the Board's determination that Unilever's proposal would preclude Bestfoods' shareholders from reaping the rewards inherent in Bestfoods' progress and strategic positioning.


                   Best,
                   C.R. Shoemate

                        (End of Letter)

                                     # # #

To provide the clearest possible description of our business and outlook, this report contains forward-looking statements based on our best current information and reasonable assumptions about anticipated developments. Statements including such words as "expects", "anticipates", "intends", "plans", "believes", "estimates" and other similar expressions are intended to identify such forward-looking statements. Because of the risks and uncertainties that always exist in any operating environment or business, we cannot make assurances that these expectations will prove correct. Actual results and developments may differ materially depending upon currency values, competitive pricing, consumption levels, costs and political and social conditions in the economies and environments where Bestfoods operates.

ABOUT BESTFOODS: Bestfoods, formerly CPC International Inc., is the nation's most international food company, with sales of $8.6 billion in 1999. Best known among Bestfoods' U.S. products are: Hellmann's and Best Foods mayonnaise and dressings; Mazola corn oil and margarine; Skippy peanut butter; Knorr soups, sauces, and bouillons; Entenmann's sweet baked products; Thomas' English muffins; Arnold, Brownberry, Freihofer's, and Oroweat breads; Boboli pizza crusts; Mueller's pasta; and Karo syrup. Bestfoods' global Knorr brand comprises one of the world's most extensive lines of products. Bestfoods is the most international food company based in the U.S., with operations in more than 60 countries and products marketed in 110 countries. For more information about Bestfoods, visit the company's website on the Internet at: http://www.bestfoods.comp.